Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, Pingtan Marine Enterprise Ltd. Inc. (“Company,” “PME,” “we,” “our” and “us”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, ordinary shares, par value of $0.001 per share (“ordinary shares”). Our ordinary shares are currently listed for trading on the Nasdaq Capital Market under the symbol “PME.”

The following description summarizes the most important terms of our share capital. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our amended and restated memorandum and articles of association, a copy of which has been filed with the SEC, and the applicable provisions of the Companies Law (2016 Revision), as amended (the “Companies Law”).

General

The Company’s authorized share capital consists of 125,000,000 ordinary shares of par value $0.001 each, of which 79,055,053 shares were issued and outstanding as of March 13, 2020 and 5,000,000 preferred shares of par value of US$0.001 each, of which no shares are issued and outstanding.

Dividends

The holders of our shares are entitled to such dividends as may be declared by our board of directors. If any share is issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly. Under Cayman Islands law, a Cayman Islands company may pay a dividend only out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights

Each ordinary share is entitled to one vote on all matters upon which the shares are entitled to vote. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. Our amended and restated memorandum and articles of association do not provide for cumulative voting.

Liquidation

On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Variations of Rights of Shares

If at any time, our share capital is divided into different classes of shares, all or any of the special rights attached to any class of shares may be varied with the consent in writing of the holders of not less than three-fourths of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights will not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking paripassu with such existing class of shares.

General Meetings of Shareholders and Shareholder Proposals

As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders’ annual general meetings. Our amended and restated memorandum and articles of association provide that we shall hold a general meeting as our annual general meeting each year and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as may be determined by our directors and if no other time and place prescribed by them, it shall be held at the registered office of the Company on the second Wednesday in December of each year at 10 o'clock in the morning.

Shareholders’ annual general meetings and any other general meetings of our shareholders may be convened by a majority of our board of directors, chief executive officer or the chairman of our board of directors. Advance notice of at least seven days is required for the convening of our annual general shareholders’ meeting and any other general meeting of our shareholders.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our amended and restated memorandum and articles or association allow our shareholders holding shares representing in aggregate, not less than ten percent of the votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings, to requisition an extraordinary general meeting of our shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our amended and restated memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

The quorum at any general meeting is two members being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative shall be a quorum unless the Company has only one member entitled to vote at such general meeting in which case the quorum shall be that one member present in person or by proxy.

Election and Removal of Directors

The board is divided into three classes: Class A, Class B and Class C and the number of directors in each class shall be as nearly equal as possible. At each annual general meeting, Directors are elected for a term of office to expire at the third succeeding annual general meeting.

Our shareholders may also appoint any person to be a director by an ordinary resolution. A director may be removed with or without cause by an ordinary resolution of our shareholders passed at a general meeting.

Proceedings of Board of Directors

Our amended and restated memorandum and articles of association provide that our business is to be managed and conducted by our board of directors. The quorum necessary for the board meeting may be fixed by the board and, unless so fixed at another number, will be two or more directors.

Our amended and restated memorandum and articles of association provide that the board may from time to time at its discretion exercise all powers of our company to borrow money and to mortgage or charge our company's undertaking, property and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of our company or of any third party.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and a derivative action may ordinarily not be brought by a minority shareholder. However, based on English authority, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected (and have had occasion) to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:

(a)	an act which is ultra vires the company or illegal and is therefore incapable of ratification by the shareholders,
(b)	an act which constitutes a fraud against the minority where the wrongdoers are themselves in control of the company, or
(c)	an act which requires a resolution with a qualified (or special) majority (i.e. more than a simple majority) which has not been obtained.

Indemnification

Our amended and restated memorandum and articles of association provide each Director, agent or officer of the Company shall be indemnified out of assets of the Company against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own fraud or willful default. No such Director, agent or officer shall be liable to the Company for any loss or damage in carrying out his functions unless that liability arises through the fraud or willful default of such Director, agent or officer.

We have entered into indemnification agreements with each of our directors and executive officers and certain other key employees providing for indemnification to the fullest extent permitted by Cayman Islands law and, in certain respects, the indemnification agreements may provide greater protection than that specifically provided for by Cayman Islands law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted with respect to our directors or officers or persons controlling us under the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Power to Issue Shares

Our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, qualified or other special rights or restrictions.

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